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                                                                       EXHIBIT 2
                                                                       ---------

                                   N-VIRO INTERNATIONAL CORPORATION
                      August 14, 1998 Re-pricing of Stock Options Granted in 1994 and 1995 pursuant to the N-Viro International
                                  Corporation 1993 Stock Option Plan

                           Relationship to     # of Options           Date          Original Option
                               Grantor            Granted            Granted             Price
                          ----------------------------------------------------------------------------
Terry J. Logan                      Director               500        May 10, 1994             *$6.00
Charles Kaiser                      Director               500        May 10, 1994             *$6.00
Sally J. Robinson                 Consultant             7,500        May 31, 1995              $6.00
Terry J. Logan                      Director               500        May 31, 1995              $6.00
Charles Kaiser                      Director             1,250        May 31, 1995              $6.00
June Taylor                       Consultant             2,500        May 31, 1995              $6.00
Wallace G. Irmscher                 Director             1,125       Feb. 24, 1995              $8.00
Wallace G. Irmscher                 Director               500        May 31, 1995              $6.00
                                             ------------------
                          TOTAL                         14,375
                                             ==================

*Stated at a first re-pricing price - option granted May 10, 1994 originally priced at $22.00.